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                                                                   EXHIBIT 5.01


          [LETTERHEAD OF BUCHANAN INGERSOLL PROFESSIONAL CORPORATION]


II-VI INCORPORATED
375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056

                                                                  July 12, 2000

Ladies and Gentlemen:

     We have acted as counsel to II-VI Incorporated (the "Company") in connection with the Company's registration of shares of common stock (the "Common Shares") to be issued in exchange for Laser Power Corporation ("Laser Power") common stock pursuant to an agreement and plan of merger dated as of June 28, 2000 among the Company, Laser Power and II-VI Acquisition Corp.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Shares have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.

     We are members of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Common Shares. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.


                                    Very truly yours,


                                    BUCHANAN INGERSOLL
                                    PROFESSIONAL CORPORATION

                                    By: Stephen W. Johnson